Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Xcorporeal Inc.
Los Angeles, California
We hereby consent to the use in the Form 10-SB constituting a part of this Registration Statement of our report dated April 16, 2007, relating to the financial statements of Xcorporeal Inc. which is contained in that Form 10-SB.
BDO Seidman, LLP
Los Angeles, California
April 16, 2007